Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

by and between

WMG ACQUISITION CORP.

and

Edgar Bronfman, Jr.

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of this 14th day of March, 2008 by and between WMG Acquisition Corp., a Delaware corporation (the “Company”), and Edgar Bronfman, Jr. (the “Executive”).

RECITALS:

WHEREAS, the Company is a direct wholly owned subsidiary of WMG Holdings Corp., a Delaware corporation (“Midco”), and an indirect wholly owned subsidiary of Warner Music Group Corp., a Delaware corporation (“Parent”); and

WHEREAS, the Company wishes to engage the Executive to continue to serve as the Chairman of the Board and Chief Executive Officer of Parent, and to continue to provide services to the Company, Parent, Midco and their affiliates on the terms and conditions contained herein and the Executive wishes to accept such continued engagement on the terms and conditions contained herein.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, including the mutual covenants herein, the parties hereby agree as follows:

1. Employment Period. This Agreement and the Executive’s employment with the Company hereunder (hereinafter referred to as the “Employment Period”) shall be effective on March 15, 2008 (the “Effective Date”) and, unless earlier terminated pursuant to Section 4 hereof, shall expire on the fifth anniversary of the Effective Date; provided that the Employment Period shall be automatically extended by one year upon the fifth anniversary of the Effective Date and upon each subsequent anniversary of the Effective Date unless, no less than ninety (90) days prior to the fifth anniversary of the Effective Date or any such subsequent anniversary either the Company or the Executive gives the other party written notice of non-renewal in accordance with Section 10(f) hereof, in which case the Employment Period shall end on the anniversary of the Effective Date immediately following the receipt of such notice.

2. Position, Duties and Representations.

(a) During the Employment Period, the Executive shall be employed as the Chairman of the Board and Chief Executive Officer of Parent and shall report solely to the Board of Directors of Parent (the “Board”). The Executive shall be responsible for oversight and management of all operations and activities of the Company, Parent, Midco and the direct or indirect subsidiaries and controlled affiliates of each of them (the “Company Group”), and all employees of any member of the Company Group shall report, directly or indirectly, to the Executive. The Executive’s services to the Company shall be performed primarily at the offices of the Company located in New York City, subject to travel requirements necessary to discharge the responsibilities and duties assigned to the Executive hereunder.

(b) Excluding periods of vacation, sick leave and disability to which the Executive is entitled during the Employment Period, the Executive agrees, to the extent necessary to discharge the responsibilities and duties assigned to the Executive hereunder, to use the Executive’s best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period and the “Non-Competition Period” (as defined in Section 6(a)), the Executive may (i) serve on corporate, civic, educational, philanthropic or charitable boards or committees, (ii) passively own not more than three percent (3%) of the outstanding capital stock of any corporation whose stock is publicly traded, or (iii) manage personal investments. In addition, during the Employment Period, the Executive may engage in any other activity (other than as an employee) which is not competitive with any activity of the Company Group (other than a de minimis activity of the Company Group) at the time the Executive commences engaging in such activity, so long as such activity does not interfere with the performance of the Executive’s responsibilities and duties hereunder, and the amount of time the Executive spends on all such activities is insignificant.

(c) The Executive represents and warrants to the Company that, other than prohibitions generally imposed by law, there is no “Contract” (as defined in Section 6(d)) or other restriction or agreement in effect that would prohibit or otherwise limit the Executive’s ability to enter into or negotiate this Agreement, become an employee or officer of the Company or to discharge the responsibilities and duties assigned to the Executive hereunder.

3. Compensation.

(a) Base Salary. During the Employment Period, the Company shall pay to the Executive a base salary at an annual rate equal to $1,000,000 (“Base Salary”), payable in regular installments in accordance with the Company’s usual payroll practices; provided, however, that Base Salary shall be reviewed for discretionary increases by the Board or the Compensation Committee thereof no less often than annually commencing no later than the first anniversary of the Effective Date.

(b) Annual Bonus. During the Employment Period, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) in respect of each full or partial fiscal year of the Company (a “Fiscal Year” which, as of the Effective Date, is the period October 1 through September 30), with a target of 300% of Base Salary (the “Target Annual Bonus”), a minimum of $0 and a maximum of 600% of Base Salary (pro rated for partial Fiscal Years of employment), based on the attainment of Company, individual, Company Group or other performance targets established by the Board or the Compensation Committee thereof in consultation with the Executive. For purposes of clarification, (i) with respect to the 2008 Fiscal Year, the Annual Bonus awarded to Executive shall be determined by the Company taking into account the service rendered by the Executive to the Company in all of Fiscal Year 2008, including, without limitation, the portion of Fiscal Year 2008 prior to the Effective Date and (ii) the Executive shall be eligible to receive a pro rata Annual Bonus with respect to any Fiscal Year commencing during the Employment Period but ending after the expiration of the Employment Period, without regard to whether the Executive is employed by Company on the date (following the expiration of the Employment Period) on which annual bonuses with respect to such Fiscal Year are paid to executives of Company generally, and such pro rata Annual Bonus shall be determined by Company in the same manner as Annual Bonuses are determined with respect to full Fiscal Years of the Employment Period. Each Annual Bonus, if any, shall be paid to the Executive no later than 2 1/2 months following the end of the Fiscal Year in respect of which such Annual Bonus is earned (or, if later, the first March 15 following the end of such Fiscal Year).

(c) Equity. On March 15, 2008, Parent shall grant to the Executive a stock option award with respect to 2,750,000 shares of Parent’s Common Stock and a restricted stock award with respect to 2,750,000 shares of Parent’s Common Stock, which awards shall be governed by (i) the form of a Restricted Stock Award Agreement and a Stock Option Agreement, each as annexed hereto as Exhibits A and B, respectively, (ii) Parent’s Amended and Restated 2005 Omnibus Award Plan and (iii) the terms of the Amended and Restated Stockholders Agreement, dated as of May 10, 2005, by and among Parent, Midco, the Company, Executive and certain other stockholders of Parent.

(d) Benefit Plans. During the Employment Period, the Executive shall be eligible to participate in the employee benefit plans and arrangements of the Company and its affiliates on terms and conditions no less favorable in the aggregate than those generally provided to other senior executive officers of the Company.

(e) Business Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable out-of-pocket expenses incurred by the Executive in the performance of his duties hereunder, subject to the submission of such written documentation as the Company may reasonably require in accordance with its standard expense reimbursement practices and policies. Without limiting the generality of the foregoing, the Company will reimburse the Executive for first class travel and first class hotel accommodations in connection with travel undertaken in the performance of his duties hereunder.

(f) Vacation. During the Employment Period, the Executive shall be entitled to no less paid vacation for each year commencing with the Effective Date as is made available generally to senior executives of the Company; provided that such paid vacation shall be no less than four weeks per year; and provided further that unused vacation pay in any year may not be carried forward.

4. Termination. The Employment Period and the Executive’s employment with the Company shall terminate under the following circumstances:

(a) Death or Disability. The Executive’s employment and the Employment Period shall terminate automatically upon the Executive’s death. The Company may terminate the Executive’s employment and the Employment Period after having established the Executive’s Disability, by giving to the Executive a “Notice of Termination” (as defined in Section 4(d)). For purposes of this Agreement, “Disability” means personal injury, illness or other cause which has rendered the Executive “disabled” within the meaning of Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), and unable to substantially perform his material duties and responsibilities hereunder for a period of 120 consecutive days, or 120 out of 180 consecutive days, as determined jointly by a physician selected by the Company reasonably acceptable to the Executive (or, if he is incapacitated, his legal representative) and a physician selected by the Executive (or, if he is incapacitated, his legal representative) and reasonably acceptable to the Company. If such physicians cannot agree as to whether the Executive has suffered a Disability, they shall jointly select a third physician who shall make such determination. Notwithstanding the foregoing, in the event that as a result of absence because of mental or physical incapacity, the Executive incurs a “separation from service” within the meaning of such term under Code Section 409A, the Executive shall on such date automatically be terminated from employment hereunder because of Disability.

(b) With or Without Cause. The Company may terminate the Executive’s employment and the Employment Period with or without “Cause” (as defined below) by giving to the Executive a Notice of Termination. For purposes of this Agreement, “Cause” means (i) the willful and continued failure of the Executive to perform substantially his material duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after a written demand for performance is delivered to the Executive by the Board which identifies the manner in which the Board believes that the Executive has not performed the Executive’s duties and the Executive, after a period established by the Board and communicated in writing to the Executive (which period may be no less than 20 days), has failed to cure such failure to the reasonable satisfaction of the Board, (ii) the willful engaging by the Executive in gross misconduct which is demonstrably and materially injurious to the Company or its affiliates, (iii) the Executive’s conviction of, or pleading guilty to, a felony involving moral turpitude or dishonesty or (iv) a determination by the Board that any of the Executive’s representations made in Section 2(c) of this Agreement were untrue when made. A termination of the Executive by the Company for Cause shall not be effective unless and until the Company has delivered to the Executive, along with the Notice of Termination, a copy of a resolution duly adopted by a majority of the Board (excluding the Executive, if he is a member of the Board) stating that the Board has determined to terminate the Executive for Cause; provided, however, that no such resolution shall be permitted to be adopted without the Company having afforded the Executive the opportunity to make a presentation to the Board and to answer any questions its members may ask him.

(c) With or Without Good Reason. The Executive may terminate his employment and the Employment Period with or without “Good Reason” (as defined below) by giving to the Company a Notice of Termination. For purposes of this Agreement, “Good Reason” means, without the Executive’s express written consent:

(i) (x) a change in the duties or responsibilities (including reporting responsibilities) of the Executive that is inconsistent in any material and adverse respect with the Executive’s position(s), duties, responsibilities or status with the Company and its affiliates on the Effective Date, or (y) an adverse change in the Executive’s title or offices, including but not limited to the Executive no longer serving as Chairman and Chief Executive Officer of Parent;

(ii) any failure by the Company to comply with any of the provisions of Section 3 of this Agreement, including but not limited to any reduction in the Target Annual Bonus or maximum attainable Annual Bonus;

(iii) any willful breach by the Company of any other material obligation of the Company under this Agreement;

(iv) the Company requiring the Executive to be based at any office or location other than at an office commensurate with the Executive’s position at the headquarters of the Company in the Borough of Manhattan, New York;

(v) any purported termination by the Company of the Executive’s employment otherwise than as permitted by this Agreement, it being understood that any such purported termination shall not be effective for any purpose of this Agreement;

(vi) a failure of Executive to be elected or reelected to the Board, or as Chairman thereof; or

(vii) a failure by the Company to cause any successor to expressly assume this Agreement pursuant to Section 8(c) hereof.

A termination by the Executive with Good Reason shall be effective only if the Executive delivers to the Company a Notice of Termination for Good Reason within 60 days after learning of the circumstances constituting Good Reason. Notwithstanding the above, if (A) such Notice of Termination describes, as Good Reason, only one or more of the circumstances described in clause (i), (ii), (iii), (iv) and (vi) of this Section 4(c) and (B) within 30 days following the delivery of such Notice of Termination, the Company has cured such circumstances to the reasonable satisfaction of the Executive, then such Notice of Termination shall be ineffective and no Good Reason shall be deemed to exist. The parties agree and acknowledge that, solely for purposes of this Agreement, the cessation of the Executive’s employment with the Company at the end of the Employment Period (or such other time as the Company and the Executive may agree) following Executive’s provision to the Company of a written notice of non-renewal of the Employment Period, as provided in Section 1 of this Agreement, shall be deemed to be a termination by the Executive without Good Reason.

(d) Notice of Termination. Any termination by the Company with or without Cause or on account of Disability, or by the Executive with or without Good Reason, shall be communicated by a Notice of Termination to the other party given in accordance with Section 10(f). For purposes of this Agreement, a “Notice of Termination “ means a written notice which (i) indicates the specific termination provision of this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such notice, specifies the proposed termination date; provided, however, that the information in clause (ii) shall not be required in the event of any termination by the Company without Cause or by the Executive without Good Reason.

5. Obligations of the Company Upon Termination.

(a) Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or on account of Disability, the Company shall:

(i) pay to the Executive or the Executive’s estate, as applicable, a lump sum cash payment within ten (10) days after such termination equal to, to the extent not previously paid: (A) any earned and accrued but unpaid Base Salary, (B) any earned and accrued but unpaid Annual Bonus for any Fiscal Year ending prior to such termination, (C) any accrued vacation pay and (D) any unpaid reimbursable business expenses due to the Executive in accordance with Section 3(h) (the amounts described in the preceding clauses (A) - (D), the “Accrued Amounts”);

(ii) pay to the Executive or the Executive’s estate, as applicable, an amount equal to the sum of: (x) the Executive’s Base Salary through the end of the month in which such termination occurred, (y) the Executive’s Base Salary for 12 months and (z) a pro-rated Target Annual Bonus for the Fiscal Year of termination determined by multiplying such Target Annual Bonus by a fraction, the numerator of which is the number of days in the Fiscal Year that the Executive was employed by the Company and the denominator of which is 365, with such aggregate sum of clauses (x), (y) and (z) above payable (A) in the case of a termination due to the Executive’s Disability, in 12 substantially equal monthly installments over the 12 month period following the termination date, with the first payment commencing within 75 days after the date of the Executive’s termination of employment (which first payment shall include payments in arrears for the period commencing on the termination date) and continuing thereafter on the first day of each subsequent calendar month, or (B) in the case of a termination due to the Executive’s death, in a single lump sum cash payment within ten (10) days after such termination;

(iii) provide those death or disability benefits to which the Executive is entitled at the date of the Executive’s death or Disability under any benefit plans, policies or arrangements of the Company; and

(iv) in the case of a termination on account of Disability, provide to the Executive and the Executive’s spouse and dependents, as applicable, at the Company’s expense, continued participation in the Company’s group health plan (or comparable medical coverage) until the earlier of the date the Executive attains age 65 or the date the Executive becomes eligible for coverage under the group health plan of another employer.

(b) Cause or Without Good Reason. If the Executive’s employment shall be terminated (i) by the Company with Cause, or (ii) by the Executive without Good Reason, the Company shall pay to the Executive a lump sum cash payment within ten (10) days after such termination equal to, to the extent not previously paid, the Accrued Amounts.

(c) Without Cause or With Good Reason. If the Executive’s employment shall be terminated (i) by the Company without Cause or (ii) by the Executive with Good Reason, the Company shall, within 15 days following the date of such termination of employment, provide to the Executive a mutual release agreement substantially in the form attached hereto as Exhibit C (the “Release”); provided that within 60 days following the date of the Executive’s termination of employment the Executive executes and delivers to the Company the Release. The Company shall return a fully executed copy of the Release to the Executive within five (5) business days following the date that the Executive delivers an executed copy of the Release to the Company. Upon the execution of the Release by the parties, or if the Company fails to provide the Release and/or promptly return an executed copy of the Release within the time periods set forth above, the Executive shall be entitled to receive the following payments and benefits:

(i) to the extent not previously paid, the Accrued Amounts;

(ii) an amount equal to the sum of: (x) the Executive’s Base Salary through the end of the month in which such termination occurred, (y) the Executive’s Base Salary for 12 months and (z) the Target Annual Bonus for the Fiscal Year of such termination, with such aggregate sum of clauses (x), (y) and (z) above payable in 12 substantially equal monthly installments over the 12 month period following the termination date, with the first payment commencing within 75 days after the date of the Executive’s termination of employment (which first payment shall include payments in arrears for the period commencing on the termination date) and continuing thereafter on the first day of each subsequent calendar month (subject to the Executive’s continued compliance with the covenants contained in Section 6 during such payment period);

(iii) a pro-rated Annual Bonus for the Fiscal Year of termination determined by multiplying (x) the actual Annual Bonus which the Executive would have earned in respect of such Fiscal Year had he remained employed for the entire such Fiscal Year by (y) a fraction, the numerator of which is the number of days in such Fiscal Year that the Executive was employed by the Company and the denominator of which is 365, payable at the time bonuses are generally payable to the Company’s senior executives in respect of such Fiscal Year (but in no event later than would be required under Section 3(b) above); and

(iv) The Executive and the Executive’s spouse and dependents, as applicable, shall continue to participate in the Company’s group health and life insurance plans (or be provided comparable medical and life insurance coverage), at Company expense, until the earlier of the first anniversary of such termination or the date the Executive becomes eligible for coverage under the group health or life insurance plan, as applicable, of another employer.

(d) In General. The Executive shall have no rights upon his termination of employment with the Company, other than those set forth in each of Section 5(a), (b) or (c), as applicable, to any compensation or any other benefits from the Company under this Agreement, provided that amounts which the Executive is otherwise entitled to receive under any plan, program or arrangement of the Company or any of its affiliates available to employees generally (other than any severance plan or program), shall be payable in accordance with such plan, program or arrangement.

6. Restrictive Covenants. Without in any way limiting or waiving any right or remedy accorded to the Company or any limitation placed upon the Executive by law, the Executive hereby agrees as follows:

(a) Non-Solicitation; Non-Competition. The Executive agrees that during the Employment Period and for 12 months after the expiration or termination thereof (the “Non-Competition Period”), the Executive shall not, directly or indirectly:

(i) hire, make an offer of employment to, attempt to hire or assist in the hiring of, or supervise, any employee at the level of Vice President or above, or any employee whose primary responsibility is A&R or promotion irrespective of level (each, a “Restricted Employee”), of any member of the Company Group on the Executive’s own behalf, or on behalf or any person, firm or entity (other than a member of the Company Group);

(ii) attempt to persuade or encourage any Restricted Employee to (1) terminate his employment with any member of the Company Group, (2) refrain from extending his employment with any member of the Company Group, (3) refrain from entering into a new employment arrangement with any member of the Company Group or (4) enter into any employment arrangement with any competitor of any member of the Company Group;

(iii) hire, make an offer of employment to, attempt to hire or assist in the hiring of, or enter into, or solicit or offer to enter into, any “Contract” (as hereinafter defined) with, any vendor or customer of the Company Group, including any “Artist” (as hereinafter defined), on the Executive’s own behalf or on behalf of any person, firm or entity, if the activities which are the subject of such hiring, employment or Contract are in any way competitive with any member of the Company Group; or

(iv) attempt to persuade or encourage any vendor or customer of the Company Group, including any Artist, to (1) terminate his or her relationship or Contract with any member of the Company Group, (2) refrain from extending his or her relationship or Contract with any member of the Company Group, (3) refrain from entering into a new Contract with any member of the Company Group or (4) enter into any relationship or Contract with any competitor of any member of the Company Group; or

(v) whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with any member of the Company Group or take active steps with others to plan for any business competitive with any member of the Company Group. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive with the business of any member of the Company Group as conducted or under consideration (as represented by a written proposal) at the time of the termination of the Executive’s employment.

(b) Confidentiality. The Executive shall not at any time disclose or reveal to any person, firm or entity, or make use of (otherwise than for the benefit of the Company or its affiliates), any trade secrets or information of a secret or confidential nature, including without limitation, matters of a business nature, such as information about costs, profits, markets, leases, details of recording agreements, distribution agreements, customer Contracts, manufacturing processes, financial information, technical and production know-how, developments, inventions, processes or administrative procedures, concerning the business or affairs of any member of the Company Group, which the Executive may have acquired in the course of or incident to the Executive’s employment with the Company, and the Executive confirms that all such information (“Confidential Information”) is the exclusive property of the Company and/or such member of the Company Group. This paragraph shall not apply to disclosures by the Executive (i) in the proper performance of his obligations under this Agreement during the Employment Period or to officers, employees, lawyers and accountants of any member of the Company Group, (ii) to the Executive’s legal counsel in connection with seeking legal advice related hereto, (iii) to the Executive’s accountants in connection with seeking financial or tax advice related hereto, or (iv) as required by law, a court of competent jurisdiction or regulatory agency or other governmental authority. Nothing herein shall prevent the Executive, subsequent to the termination or expiration of his employment hereunder, from using or availing himself of general technical skills, knowledge and experience, including that pertaining to or derived from the non-confidential aspects of any member of the Company Group. The term “Confidential Information” shall not include information generally available and known to the public other than as a result of a breach of this Section 6(b) by the Executive. The Executive agrees to hold as Company property all Confidential Information and all books, papers and other data, and all copies thereof and therefrom, in any way relating to the businesses of any member of the Company Group, whether made or received by the Executive, and, on termination of employment, or upon demand by the Company, to deliver the same to the Company.

(c) Intellectual Property. Any copyrights, “Musical Compositions” (as hereinafter defined), trademarks, patents, patent applications, inventions, developments and processes which the Executive during the Employment Period may develop which may reasonably be expected to be usable by any member of the Company Group in the ordinary course of its business shall belong to Company and/or the relevant member of the Company Group. Furthermore, the Executive agrees to execute any copyright assignment or other instruments as any member of the Company Group may deem reasonably necessary (at such member’s expense) to evidence, establish, maintain, protect, enforce, and/or defend any and all of member of the Company Group’s interests under this Section 6(c). All such interests shall vest in the relevant member of the Company Group whether or not such instrument is requested, executed or delivered. If the Executive shall not so execute and deliver any such instrument after reasonable notice and opportunity to do so, the Company shall have the right to do so in the Executive’s name and the Company is hereby irrevocably appointed the Executive’s attorney-in-fact for such purposes, which power is coupled with an interest.

(d) Definitions. For the purposes of Section 6 of this Agreement, the following definitions shall apply:

(i) “Artists” means (A) any singer or musician, or other person furnishing the services or works of an artist to any member of the Company Group pursuant to a Contract with any member of the Company Group pursuant to which such singer, musician or other person is required to provide exclusive services for the making or delivering of master “Recordings” (as hereinafter defined) to such Restricted Operation or (B) any writer, producer or other talent who has entered into a Contract with any member of the Company Group or who has otherwise provided services to any member of the Company Group excepting, in the case of both clauses (A) and (B) above, any such person who is required to provide services to any person or party other than any member of the Company Group on an exclusive basis pursuant to a Contract that was not entered into in connection with any violation by the Executive of this Agreement.

(ii) “Contract” means any contract, other agreement, commitment; binding arrangement, binding understanding or binding relationship (whether written or oral and whether express or implied).

(iii) “Musical Compositions” means a musical composition or medley consisting of words and/or music, or any dramatic material and bridging passages whether in form of instrumental and/or vocal music, prose or otherwise, irrespective of length.

(iv) “Recordings” means any recording of sound, whether or not coupled with a visual image, by any method or format and on any substance or material, whether now or hereafter known, which is used or useful in the recording, production and/or manufacture of Records or for any other exploitation of sound, excluding television and movies (other than music videos or the promotion thereof), consumer electronics and electronic games.

(v) “Records” means gramophone discs, magnetic tapes, compact discs, other storage media and any other device or appliance used for emitting sounds (whether or not accompanied by visual images) incorporating the Recordings.

(e) Severability; Blue-Penciling. Each section, subsection or part thereof under this Section 6 constitutes an entirely separate and independent restriction. If any of such covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(f) Necessity; Enforcement. The parties hereto have considered carefully the necessity for protection of each member of the Company Group against the Executive’s disclosures of Confidential Information and other actions referred to in this Section 6, and the nature and scope of such protection. The parties agree and acknowledge that the duration and scope applicable to the covenants set forth in this Section 6 are fair, reasonable and necessary, and that the Executive has received adequate consideration for such obligations. Accordingly, the Executive agrees that, in addition to any other relief to which the Company maybe entitled, the Company shall be entitled to seek injunctive relief (without the requirement of posting any bond or other security) from a court of competent jurisdiction for the purpose of restraining the Executive from any actual or threatened breach of the covenants contained in this Section 6.

7. Indemnity. To the fullest extent permitted by applicable law, the Company shall indemnify, defend and hold the Executive harmless from and against any and all claims, demands, actions, causes of action, liabilities, losses, judgments, fines, costs and expenses (including, without limitation, the reimbursement of reasonable attorneys’ fees, settlement expenses, punitive damages and the advancement of legal fees and expenses, as such fees and expenses are incurred by the Executive) arising from or relating to (a) claims relating to any member of the Company Group (other than claims by a member of the Company Group) or (b) the Executive’s service with or status as an officer, director, employee, agent or representative of any member of the Company Group or in any other capacity in which the Executive serves or has served (including without limitation, prior to the Employment Period) at the request of the Board or the CEO for the benefit of any member of the Company Group. Without limiting the foregoing, in connection with any such claim, demand, action, cause of action, liability, loss, judgment or fine, the Executive shall have the right (i) to be represented by separate counsel reasonably acceptable to the Company, at the Company’s sole cost and expense, and (ii) to have the Company pay the cost and expense of any bond that the Executive may be required to post in order to appeal an adverse decision. The Company’s obligations under this Section 7 shall be in addition to, and not in derogation of, any other rights the Executive may have against the Company to indemnification or advancement of expenses, whether by statute, contract or otherwise (including, without limitation, the Executive’s entitlement to indemnification and the payment or reimbursement of expenses (including attorneys’ fees and expenses) to the extent provided in and/or permitted by the Certificate of Incorporation and By-Laws of the Company. The Company shall maintain directors and officers liability insurance in commercially reasonably amounts (as reasonably determined by the Board), and the Executive shall be covered under such insurance to the same extent as any other senior executive of the Company. The Executive hereby undertakes to repay any advances paid to him pursuant to this Section 7 if a final judgment adverse to the Executive establishes that he is not entitled to be indemnified under this Agreement or otherwise. The Company hereby acknowledges that the undertaking set forth in the previous sentence satisfies all requirements for any similar undertakings in the by-laws or other corporate documents of the Company. The Company shall not take any action that would impair the Executive’s right to indemnification, other than in connection with a claim by the Company that the Executive is not entitled to indemnification in accordance with the standards set forth in this Section 7. The rights and obligations of the parties under this Section 7 shall survive the termination of the Executive’s employment, the termination or expiration of the Employment Period and/or the termination of this Agreement and shall at all times continue in full force and effect.

8. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and, other than as set forth in Section 8(c), shall not be assignable by the Company without the prior written consent of the Executive (which shall not be unreasonable withheld).

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

9. [Deleted]

10. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed entirely therein. The parties hereto agree that exclusive jurisdiction of any dispute regarding this Agreement shall be the state or federal courts located in New York, New York.

(b) Each party hereto shall be responsible for its own fees and costs incurred in connection with any action brought to enforce or avoid this Agreement or any provision hereof.

(c) In the event of any termination of the Executive’s employment hereunder, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts due the Executive under this Agreement on account of future earnings by the Executive. Any amounts due to the Executive under this Agreement upon termination of employment are considered to be reasonable by the Company and are not in the nature of a penalty.

(d) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(e) This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(f) All notices required or permitted by this Agreement to be given to any party shall be in writing and shall be delivered personally, or sent by certified mail, return receipt requested, or by Federal Express or similar overnight service, prepaid recorded delivery, addressed as follows:

If to the Executive:

c/o Warner Music Group

75 Rockefeller Plaza, 30th Floor

New York, New York 10019

If to the Company:

WMG Acquisition Corp.

75 Rockefeller Plaza

New York, New York 10019

Attention: Board of Directors and General Counsel

and shall be deemed to have been duly given when so delivered personally or, if mailed or sent by overnight courier, upon delivery; provided, that, a refusal by a party to accept delivery shall be deemed to constitute receipt.

(g) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(h) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(i) This Agreement is the joint product of the Company and the Executive and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Company and the Executive and shall not be construed for or against either party hereto.

(j) Subject to any other documents which may be entered into by the Executive and the Company on or after the Effective Date (including without limitation the Restricted Stock Award Agreement and the Stock Option Agreement), this Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and, upon this Agreement becoming effective, supersedes all prior communications, representations and negotiations in respect thereto, whether or not in writing, and also supersedes the Employment Agreement, dated as of March 1, 2004, between the Executive and the Company; provided, that, the Restricted Stock Award Agreement between Executive and Parent dated March 1, 2004 shall remain in full force and effect.

(k) The rights and obligations of the parties set out in Sections 6 and 7 hereof shall survive the termination of this Agreement and shall continue in full force and effect in accordance with their respective terms.

11. Section 409A. This Agreement is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. References under this Agreement to the Executive’s termination of employment shall be deemed to refer to the date upon which the Executive has experienced a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of the Executive’s separation from service with the Company the Executive is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six months following the Executive’s separation from service (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this Section 11 shall be paid to the Executive in a lump sum and (ii) if any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. Any payments deferred pursuant to the preceding sentence shall be paid together with interest thereon at a rate equal to the lower of (i) the average U.S. federal funds rate in effect during the deferral period minus 50 basis points and (ii) Company’s actual cash return on its U.S. short term cash investments during the deferral period minus 20 basis points. To the extent any reimbursements or in-kind benefits due to the Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to the Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with the Executive in good faith regarding the implementation of the provisions of this Section 11; provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to thereto. Without limiting the generality of the foregoing, if the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation, or benefits) would cause the Executive to incur any additional tax under Code Section 409A and the Company concurs with such belief after good faith review or the Company independently makes such determination, then the Company shall, after consulting with the Executive, use commercially reasonable efforts to reform such provision to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A; provided, however, that the Company shall not be required to make modifications that would be materially disadvantageous to the Company, as determined by the Company in good faith. To the extent that any provision is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

/s/ Edgar Bronfman, Jr.
Edgar Bronfman, Jr.

WMG ACQUISITION CORP.

By:	/s/ Paul Robinson
Title:	EVP and General Counsel

Exhibit A

WARNER MUSIC GROUP CORP.

RESTRICTED STOCK AWARD AGREEMENT

THIS EXECUTIVE RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) is entered into as of this 15th day of March 2008, by and between Warner Music Group Corp., a Delaware corporation (“Parent”), and Edgar Bronfman, Jr. (the “Executive”).

R E C I T A L S:

WHEREAS, WMG Acquisition Corp., a Delaware corporation (the “Company”), an indirect subsidiary of Parent, or one of Parent’s other direct or indirect subsidiaries, employs the Executive; and

WHEREAS, the Parent has adopted the Amended and Restated Warner Music Group Corp. 2005 Omnibus Award Plan (the “Plan”), pursuant to which awards of restricted shares of the Parent’s Common Stock may be granted to persons, including persons regularly employed by the Parent or its Affiliates; and

WHEREAS, the Board of Directors of Parent (the “Board”) has determined that it is in the best interests of Parent and its stockholders to grant as of the date hereof (the “Effective Date”) the restricted stock award provided for herein (the “Restricted Stock Award”) to the Executive in connection with the Executive’s services to the Company and the Parent’s Affiliates, such grant to be subject to the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. As used herein with respect to any person, the term “Affiliate” shall mean any entity that directly or indirectly is controlled by, controls or is under common control with such person. The Board shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Executive and his legal representative in respect of any questions arising under the Plan or this Agreement.

2. Grant of Restricted Stock Award. Parent hereby grants on the Effective Date to the Executive a Restricted Stock Award consisting of 2,750,000 shares of Common Stock (hereinafter called the “Restricted Shares”), on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. The Restricted Shares shall vest in accordance with Section 3(a) hereof.

3. Terms and Conditions.

(a) Vesting.

(i) Except as otherwise provided in this Agreement, the Restricted Shares shall vest and become non-forfeitable, upon the achievement of both the “Service Condition” and the “Performance Condition” (each as defined below) with respect to all or any portion of the Restricted Shares.

(A) Service Condition. The “Service Condition” shall be deemed satisfied with respect to each of the Tranches described in Section 3(a)(i)(B) in equal annual installments with respect to 20% of the Restricted Shares covered by each such Tranche on the day immediately prior to each of the first, second, third, fourth and fifth anniversaries of the Effective Date (i.e., the Service Condition shall be deemed satisfied in 20% equal annual installments on March 14 of 2009, 2010, 2011, 2012 and 2013, respectively, and each such date is referred to herein as a “Service Vesting Date”), provided that the Executive remains employed with the Company on each such date (subject to Section 3(a)(iii) below).

(B) Performance Condition. The “Performance Condition” shall be deemed satisfied with respect to each of the “Tranches” of Restricted Shares described below upon the achievement at any time prior to the fifth anniversary of the Effective Date of the corresponding performance hurdle described below, in each case, provided that the Executive is employed with the Company at the time such Performance Condition is met (subject to Section 3(a)(iii)(D) below).

For the purposes of this Section 3(a)(i)(B), the Restricted Shares shall be divided into four “Tranches” as follows:

(1) “First Tranche” shall mean 650,000 of the Restricted Shares, for which the Performance Condition will be satisfied upon achievement of the First Performance Hurdle;

(2) “Second Tranche” shall mean 650,000 of the Restricted Shares, for which the Performance Condition will be satisfied upon achievement of the Second Performance Hurdle;

(3) “Third Tranche” shall mean 650,000 of the Restricted Shares, for which the Performance Condition will be satisfied upon achievement of the Third Performance Hurdle; and

(4) “Fourth Tranche” shall mean 800,000 of the Restricted Shares, for which the Performance Condition will be satisfied upon achievement of the Fourth Performance Hurdle.

For purposes of illustrating the vesting terms described in this Section 3(a)(i), on each Service Vesting Date, an amount of Restricted Shares equal to the product of 20% multiplied by the number of Restricted Shares covered by each

Tranche (if any) with respect to which the relevant Performance Condition has been satisfied shall become vested and non-forfeitable. Additionally, upon the achievement of any Performance Condition with respect to a Tranche following the date on which one or more of the 20% incremental portions of the Service Condition has been satisfied, an additional amount of Restricted Shares equal to the product of the number of Restricted Shares covered by such Tranche multiplied by the percentage of the Service Condition which has been previously attained shall become vested and non-forfeitable.

(ii) For the purposes of this Section 3(a), and also as and if used elsewhere in this Agreement, the following terms shall have the following meanings:

(A) “First Performance Hurdle” shall mean the Common Stock achieving an average closing stock price of at least $10.00 per share over 60 consecutive trading days on the New York Stock Exchange or such other primary stock exchange with which the Common Stock is listed and traded (or quoted in the Nasdaq) (an “Exchange”).

(B) “Second Performance Hurdle” shall mean the Common Stock achieving an average closing stock price of at least $13.00 per share over 60 consecutive trading days on an Exchange.

(C) “Third Performance Hurdle” shall mean the Common Stock achieving an average closing stock price of at least $17.00 per share over 60 consecutive trading days on an Exchange.

(D) “Fourth Performance Hurdle” shall mean the Common Stock achieving an average closing stock price of at least $20.00 per share over 60 consecutive trading days on an Exchange.

(iii) Effect of Certain Terminations of Employment. Upon the Executive’s cessation of employment with the Company or any Affiliate of the Parent for any reason, any then remaining Unvested Restricted Shares shall be forfeited without consideration as more fully set out below, except as set out in clauses (D), (E) and (F) below:

(A) Termination for Cause. Upon the Executive’s cessation of employment with the Company or any Affiliate of the Parent due to a termination for Cause at any time, all Unvested Restricted Shares shall be forfeited by the Executive without the receipt of consideration.

(B) Termination without Cause or for Good Reason. Except as provided in Sections 3(a)(iii)(E)-(F) below, upon the Executive’s cessation of employment with the Company or any Affiliate of the Parent due to a termination without Cause or for Good Reason, all Unvested Restricted Shares shall be forfeited by the Executive without the receipt of consideration.

(C) Voluntary Termination without Good Reason. Except as provided in Section 3(a)(iii)(F) below, upon the Executive’s cessation of employment with the Company or any Affiliate of the Parent due to a voluntary termination without Good Reason, all Unvested Restricted Shares shall be forfeited by the Executive without the receipt of consideration.

(D) Termination Due to Death or Disability. Except as provided in Section 3(a)(iii)(F) below, in the event of the Executive’s cessation of employment with the Company or any Affiliate of the Parent by reason of the Executive’s death or Disability, the Service Condition shall be deemed to have been satisfied to the same extent as if the Executive had remained employed by the Company for 12 months following such termination date. Additionally, following the Executive’s termination due to death or Disability, any Unvested Restricted Shares shall continue to vest in accordance with Section 3(a) to the extent that any additional Performance Conditions are satisfied during the 12 month period following the date of such cessation of employment. Any Unvested Restricted Shares that remain outstanding 12 months following the date of the Executive’s termination due to death or Disability shall be forfeited by the Executive without the receipt of consideration.

(E) Termination without Cause or for Good Reason in Connection with a Change in Control. Upon the Executive’s cessation of employment with the Company or any Affiliate of the Parent due to a termination without Cause or for Good Reason, in each case, provided that such termination occurs on or after, or in anticipation of, a Change in Control, including an “EMI Change in Control” (as defined below), the Service Condition applicable to each share of Restricted Stock shall be deemed to have been fully attained.

(F) Termination for any Reason Other than for Cause Upon or Following an EMI Change in Control. Upon the Executive’s cessation of employment with the Company or any Affiliate of the Parent for any reason (including due to voluntary termination by the Executive, death or Disability) other than by the Company for Cause, provided that such termination occurs on or after an EMI Change in Control, the Service Condition applicable to each share of Restricted Stock shall be deemed to have been fully attained. For the purposes of this Agreement, an “EMI Change in Control” shall mean a transaction that constitutes a Change in Control pursuant to which EMI Group Limited or its Affiliates (including, without limitation, any consortium of investors controlled by EMI Group Limited or its Affiliates) directly or indirectly acquires (including, without limitation, by way of a merger, consolidation, reorganization or similar transaction) a controlling interest in the Common Stock or assets of Parent (for purposes of this clause (F), a “controlling interest” shall mean an interest which represents directly or indirectly through one or more entities, more than 50% of the economic interests in or voting power of Parent or such other surviving entity immediately after such Change in Control and the power to elect a majority of the entire board of directors of Parent or such other surviving entity immediately after such Change in Control) in exchange for consideration that is at least 90% comprised of cash; provided that, immediately following any such Change in Control, 10% or less of the voting securities of the surviving entity are owned by entities that were deemed to be part of a group pursuant to Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, with respect to Parent’s Common Stock immediately prior to such Change in Control.

(iv) Notwithstanding anything herein to the contrary, (A) upon a Change in Control following which the Common Stock ceases to be traded on an Exchange, any Unvested Restricted Shares for which a Performance Condition has not been met will be forfeited; provided, however, that Unvested Restricted Shares for which a Performance Condition has been met, on or prior to such Change in Control, will continue to vest upon satisfaction of the corresponding Service Condition; and (B) if the Fair Market Value as of the date of any Change in Control (or, if greater, the per share consideration paid in connection with such Change in Control) exceeds the per share dollar threshold amount of any of the Performance Conditions described above (without regard to the number of consecutive trading days for which the average closing price was achieved) then such Performance Condition shall be deemed to have been achieved as of the date of such Change in Control, to the extent not previously achieved.

(v) In the event that the Common Stock ceases to be traded on an Exchange following a transaction or other event that does not constitute a Change in Control, then, notwithstanding any provision of the Plan, the Restricted Shares shall remain outstanding and shall continue to be governed by the terms of this Agreement; provided, however, that Parent shall, after good faith consultation with the Executive, equitably adjust the terms applicable to the Restricted Shares (including, without limitation, the Performance Conditions) in order to maintain, to the extent reasonably possible, the intent of the parties in establishing the Performance Conditions set out in this Agreement.

(b) The term “Vested Restricted Shares,” as used herein, shall mean each Restricted Share on and following the time that both the Service Condition and the Performance Condition set forth in Section 3(a) hereof have been satisfied as to such share and the Executive has paid any applicable taxes payable with respect to such share as set forth in Section 3(c) hereof. Restricted Shares which have not become Vested Restricted Shares are hereinafter referred to as “Unvested Restricted Shares.”

(c) Taxes. The Executive shall pay to Parent or the Company (as designated by Parent) promptly upon request, and in any event at the time the Executive recognizes taxable income in respect of the Restricted Stock Award, an amount equal to the taxes, if any, Parent determines it is required to withhold under applicable tax laws with respect to the Restricted Shares. Such payment shall be made in the form of cash or, upon approval of Parent in its absolute and sole discretion, by having Parent withhold from the number of Restricted Shares otherwise issuable pursuant to the settlement of the Restricted Stock Award a number of Restricted Shares with a Fair Market Value equal to such withholding liability. The Executive may, but shall not be required to, make an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) to realize taxable income in respect of the grant of the Restricted Stock Award, in an amount equal to the fair market value of the Restricted Shares on the Date of Grant. If Executive makes such an election, Executive shall provide a copy of such election to the Company and Parent as required by Section 83(b) of the Code.

(d) Certificates. Certificates evidencing the Restricted Shares shall be issued by Parent and shall be registered in the Executive’s name on the stock transfer books of Parent promptly after the Effective Date, but shall remain in the physical custody of Parent or its designee at all times prior to, in the case of any particular Restricted Shares, becoming Vested Restricted Shares. As a condition to the receipt of this Restricted Stock Award, the Executive shall deliver to Parent a stock power, duly endorsed in blank, relating to the Restricted Shares.

(e) Effect of Failure to Achieve Performance Conditions. Upon the fifth anniversary of the Effective Date, any then remaining Unvested Restricted Shares shall be forfeited by the Executive without the receipt of consideration.

(f) Rights as a Stockholder; Dividends. The Executive shall be the record owner of the Restricted Shares unless and until such shares are forfeited pursuant to Sections 3(a)(iii) or 3(e) hereof or sold or otherwise disposed of, and as record owner shall be entitled to all rights of a common stockholder of Parent, including, without limitation, voting rights, if any, with respect to the Restricted Shares; provided that any cash or in-kind dividends paid with respect to Unvested Restricted Shares shall be withheld by Parent and shall be paid to the Executive, without interest, upon the earliest to occur of (i) the fifth anniversary of the Effective Date, or (ii) the first anniversary of the Executive’s separation from service within the meaning of Code Section 409A for any reason, in each case, only with respect to such Restricted Shares (if any) that have become Vested Restricted Shares on or prior to such date. As soon as practicable following the vesting of any Restricted Shares, certificates for such Vested Restricted Shares shall be delivered to the Executive or the Executive’s beneficiary along with the stock power relating thereto.

(g) Restrictive Legend. All certificates representing Restricted Shares shall have affixed thereto a legend in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:

TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE AMENDED AND RESTATED WARNER MUSIC GROUP CORP. 2005 OMNIBUS AWARD PLAN AND A RESTRICTED STOCK AWARD AGREEMENT, DATED AS OF [MARCH] 15, 2008, BETWEEN WARNER MUSIC GROUP CORP. AND EDGAR BRONFMAN, JR. A COPY OF SUCH PLAN AND AGREEMENT IS ON FILE AT THE OFFICES OF WARNER MUSIC GROUP CORP.

(h) Transferability. No Restricted Share may, at any time prior to becoming a Vested Restricted Share, be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Executive and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against Parent; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

4. Miscellaneous.

(a) Notices. Any notice, consent, request or other communication made or given in accordance with this Agreement shall be in writing and shall be deemed to have been duly given when actually received or, if mailed, three days after mailing by registered or certified mail, return receipt requested, or one business day after mailing by a nationally recognized express mail delivery service with instructions for next-day delivery, to those persons listed below at their following respective addresses or at such other address or person’s attention as each may specify by notice to the others:

To Parent:

Warner Music Group Corp.

75 Rockefeller Plaza

New York, New York 10019

Attention: General Counsel

To the Executive:

The most recent address for the Executive in the records of Parent or the Company. The Executive hereby agrees to promptly provide Parent and the Company with written notice of any change in the Executive’s address for so long as this Agreement remains in effect.

(b) Bound by Plan and Stockholders Agreement. By signing this Agreement, the Executive acknowledges that he has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan. Additionally, the Executive acknowledges that the Restricted Shares shall be subject to the terms of the Amended and Restated Stockholders Agreement, dated as of May 10, 2005, by and among Parent, WMG Holdings Corp., the Company, Executive and certain other stockholders of Parent.

(c) Beneficiary. The Executive may file with the Board a written designation of a beneficiary on such form as may be prescribed by the Board and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Executive, the executor or administrator of the Executive’s estate shall be deemed to be the Executive’s beneficiary. The Executive’s beneficiary shall succeed to the rights and obligations of the Executive hereunder upon the Executive’s death, except as maybe otherwise described herein.

(d) Successors. The terms of this Agreement shall be binding upon and inure to the benefit of Parent, its successors and assigns, and of the Executive and the beneficiaries, executors, administrators, heirs and successors of the Executive.

(e) Entire Agreement. This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.

(f) No Rights to Employment. Nothing contained in this Agreement shall be construed as giving the Executive any right to be retained, in any position, as an employee, consultant or director of the Company or any Affiliate of Parent or shall interfere with or restrict in any way the right of the Company or any Affiliate of Parent, which are hereby expressly reserved, to remove, terminate or discharge the Executive at any time for any reason whatsoever.

(g) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and each other provision of the Agreement shall be severable and enforceable to the extent permitted by law.

(h) Waiver. Any right of Parent contained in the Agreement may be waived in writing by the Board. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(i) GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE. ANY ACTION TO ENFORCE THIS AGREEMENT MUST BE BROUGHT IN A COURT SITUATED IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, COURTS SITUATED IN NEW YORK COUNTY, NEW YORK. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.

(j) JURY TRIAL WAIVER. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT IS LITIGATED OR HEARD IN ANY COURT.

(k) Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(l) Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The parties hereto confirm that any facsimile copy of another party’s executed counterpart of this Agreement (or its signature page thereof) will be deemed to be an executed original thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Warner Music Group Corp.

By:
Title:

Edgar Bronfman, Jr.

STOCK POWER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                     , 2,750,000 shares of Common Stock of Warner Music Group Corp., a Delaware corporation, issued pursuant to an Executive Restricted Stock Award Agreement between Warner Music Group Corp. and the undersigned, dated                     , 2008 and standing in the name of the undersigned on the books of said corporation, represented by Certificate No.                     , and does hereby irrevocably constitute and appoint Warner Music Group Corp. as the undersigned’s true and lawful attorney, for it and in its name and stead, to sell, assign and transfer the said stock on the books of said corporation with full power of substitution in the premises.

Dated:	Name:

Exhibit B

WARNER MUSIC GROUP CORP.

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (this “Agreement”), is entered into as of this 15 th day of March 2008 (the “Date of Grant”), by and between Warner Music Group Corp., a Delaware corporation (“Parent”), and Edgar Bronfman, Jr. (the “Executive”).

WHEREAS, WMG Acquisition Corp., a Delaware corporation (the “Company”), an indirect subsidiary of Parent, or one of Parent’s other direct or indirect subsidiaries, employs the Executive; and

WHEREAS, the Parent has adopted the Amended and Restated Warner Music Group Corp. 2005 Omnibus Award Plan (the “Plan”), pursuant to which awards of options to purchase shares of the Parent’s Common Stock may be granted to persons, including persons regularly employed by the Parent or its Affiliates; and

WHEREAS, the Board of Directors of Parent (the “Board”) has determined that it is in the best interests of Parent and its stockholders to grant to the Executive as of the Date of Grant an option to purchase shares of Common Stock of Parent (“Common Stock”), as provided for herein (the “Stock Option Award”);

NOW, THEREFORE, for and in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Grant. Parent hereby grants on the Date of Grant to the Executive an option (the “Option”) to purchase 2,750,000 shares of Common Stock (such shares of Common Stock, the “Option Shares”), on the terms and conditions set forth in the Plan and this Agreement. This Option is not intended to be treated as an incentive stock option under Section 422 of the Code. The number and type of Option Shares purchasable hereunder shall be subject to adjustment as and in the manner provided in Section 11 below.

2. Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. As used herein with respect to any person, the term “Affiliate” shall mean any entity that directly or indirectly is controlled by, controls or is under common control with such person. The Board shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Executive and his legal representative in respect of any questions arising under the Plan or this Agreement.

3. Option Price. The price at which the Executive shall be entitled to purchase the Option Shares upon the exercise of all or any portion of this Option shall be $                 per share, representing the Fair Market Value of the Common Stock as of the Date of Grant. Such exercise price shall be subject to adjustment as and in the manner provided in Section 11 below.

4. Expiration Date. Subject to Section 6 hereof, the Option shall expire at the end of the period commencing on the Date of Grant and ending at 11:59 p.m. Eastern Time (“ET”) on the day preceding the tenth anniversary of the Date of Grant (the “Option Period”).

5. Exercisability of the Option.

(a) General. Except as may otherwise be provided herein, the Option shall become vested and exercisable in five equal installments on the day prior to each of the first, second, third, fourth and fifth anniversaries of the Date of Grant (i.e., the vesting dates shall be March 14 of 2009, 2010, 2011, 2012 and 2013, respectively) provided that the Executive remains employed with the Company on each such date, such that one hundred percent (100%) of the Option shall be vested and exercisable on the day prior to the fifth anniversary of the Date of Grant.

(b) Effect of Certain Terminations of Employment. Upon the Executive’s cessation of employment with the Company or any Affiliate of the Parent for any reason, any then remaining portion of the Unvested Option shall be immediately terminated without the receipt of consideration by the Executive, as more fully set out below, except as set out in clauses (iv), (v) and (vi) below:

(i) Termination for Cause. Upon the Executive’s cessation of employment with the Company or any Affiliate of the Parent due to a termination for Cause at any time, the entire Option (regardless of whether then vested) shall be immediately terminated without the receipt of consideration by the Executive.

(ii) Termination without Cause or for Good Reason. Except as provided in Sections 5(b)(v)-(vi) below, upon the Executive’s cessation of employment with the Company or any Affiliate of the Parent due to a termination without Cause or for Good Reason, any then remaining portion of the Unvested Option shall be immediately terminated without the receipt of consideration by the Executive.

(iii) Voluntary Termination without Good Reason. Except as provided in Section 5(b)(vi) below, upon the Executive’s cessation of employment with the Company or any Affiliate of the Parent due to a voluntary termination without Good Reason, any then remaining portion of the Unvested Option shall be immediately terminated without the receipt of consideration by the Executive.

(iv) Termination Due to Death or Disability. Except as provided in Section 5(b)(vi) below, in the event of the Executive’s cessation of employment with the Company or any Affiliate of the Parent by reason of the Executive’s death or Disability, the additional portion, if any, of the Option that would have become vested and exercisable if the Executive had remained employed by the Company for 12 months following such termination date will become immediately vested and exercisable as of such termination date. Any remaining portion of the Unvested Option (after giving effect to the preceding sentence) shall be immediately terminated without the receipt of consideration by the Executive.

(v) Termination without Cause or for Good Reason in Connection with a Change in Control. Upon the Executive’s cessation of employment with the Company or any Affiliate of the Parent due to a termination without Cause or for Good Reason, in each case, provided that such termination occurs on or after, or in anticipation of, a Change in Control, including an “EMI Change in Control” (as defined below), the Option shall become fully vested and exercisable.

(vi) Termination for any Reason Other than for Cause Upon or Following an EMI Change in Control. Upon the Executive’s cessation of employment with the Company or any Affiliate of the Parent for any reason (including due to voluntary termination by the Executive, death or Disability) other than by the Company for Cause, provided that such termination occurs on or after an EMI Change in Control, the Option shall become fully vested and exercisable. For the purposes of this Agreement, an “EMI Change in Control” shall mean a transaction that constitutes a Change in Control pursuant to which EMI Group Limited or its Affiliates (including, without limitation, any consortium of investors controlled by EMI Group Limited or its Affiliates) directly or indirectly acquires (including, without limitation, by way of a merger, consolidation, reorganization or similar transaction) a controlling interest in the Common Stock or assets of Parent (for purposes of this clause (vi), a “controlling interest” shall mean an interest which represents directly or indirectly through one or more entities, more than 50% of the economic interests in or voting power of Parent or such other surviving entity immediately after such Change in Control and the power to elect a majority of the entire board of directors of Parent or such other surviving entity immediately after such Change in Control) in exchange for consideration that is at least 90% comprised of cash; provided that, immediately following any such Change in Control, 10% or less of the voting securities of the surviving entity are owned by entities that were deemed to be part of a group pursuant to Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, with respect to Parent’s Common Stock immediately prior to such Change in Control.

(c) The term “Vested Option,” as used herein, shall mean the portion of the Option on and following the time that the vesting condition set forth in Section 5(a) or 5(b) hereof has been satisfied as to such portion. The portion of the Option which has not become the Vested Option is hereinafter referred to as the “Unvested Option.”

(d) The Option may be exercised only as to the Vested Option, and only by written notice using the applicable form provided by Parent delivered in person or by mail in accordance with Section 12(a) hereof and accompanied by payment therefor. The purchase price of the Option Shares shall be paid by the Executive to Parent (A) by certified check or wire transfer (using such wire transfer instructions as are provided by Parent or the Company), (B) by transferring to Parent shares of Common Stock, if and in the manner approved by Parent, (C) by a broker-assisted “cashless exercise” procedure if and in the manner approved by the Committee, or (D) by any other method approved in writing by the Committee. If requested by Parent, the Executive shall promptly deliver his copy of this Agreement evidencing the Option to the Secretary of Parent who shall endorse thereon a notation of such exercise and promptly return such Agreement to the Executive. Upon payment of the applicable purchase price and the issuance of the Option Shares in accordance with the terms and conditions of this Agreement, the Option Shares shall be validly issued, fully paid and nonassessable.

(e) In the event that the Common Stock ceases to be traded on an Exchange following a transaction or other event that does not constitute a Change in Control, then, notwithstanding any provision of the Plan, the Option shall be treated in the same manner as Parent and the Company treat stock options then held by the employees of the Company generally.

6. Exercise Period for Vested Option Following Termination of Employment on Option.

(a) For purposes of this Agreement, the Executive’s employment may be terminated (i) by the Company for Cause or by the employee in violation of any applicable employment agreement (a “6(a)(i) Termination”), (ii) by the Executive other than as a Retirement or for Good Reason and without any violation of any applicable employment agreement (a “6(a)(ii) Termination”), (iii) by the Company without Cause (including on account of Disability), or on account of the Executive’s death or by the Executive for Good Reason (a “6(a)(iii) Termination”) or (iv) by the Executive on account of Retirement (a “6(a)(iv) Termination”). For purposes of the preceding sentence, “Retirement” shall mean the Executive’s voluntary termination of employment with the Company on or after the age of 62, after no less than 10 years of employment with the Company.

(b) The Vested Option shall remain exercisable by the Executive until the earlier of the last day of the Option Period or, as applicable, (i) thirty (30) days following the date of a 6(a)(i) Termination or a 6(a)(ii) Termination, (ii) one hundred and twenty (120) days following the date of a 6(a)(iii) Termination and (iii) the last day of the Option Period, in the case of a 6(a)(iv) Termination.

7. Compliance with Legal Requirements. The granting and exercising of the Option, and any other obligations of the Company under this Agreement shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. Parent, in its sole discretion, may postpone the issuance or delivery of Option Shares as Parent may consider appropriate and may require the Executive to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Option Shares in compliance with applicable laws, rules and regulations.

8. Transferability. Except as described in Section 12(k) of the Plan, the Option shall not be transferable by the Executive other than by will or the laws of descent and distribution, and any such purported transfer shall be void and unenforceable against Parent; provided that the designation of a beneficiary shall not constitute a transfer or encumbrance.

9. Rights as Stockholder. The Executive shall not be deemed for any purpose to be the owner of any shares of Common Stock subject to this Option unless, until and to the extent that (A) this Option shall have been exercised pursuant to its terms, (B) Parent shall have issued and delivered to the Executive the Option Shares, and (C) the Executive’s name shall have been entered as a stockholder of record with respect to such Option Shares on the books of Parent.

10. Tax Withholding. Prior to the delivery of a certificate or certificates representing the Option Shares, the Executive must pay in the form of a certified check to Parent or the Company (as designated by Parent) any such additional amount as Parent (or the Company) determines that it is required to withhold under applicable federal, state or local tax laws in respect of the exercise or the transfer of Option Shares; provided that the Committee may, in its sole discretion, allow such withholding obligation to be satisfied by withholding Option Shares otherwise deliverable upon exercise of the Option or by any other method.

11. Adjustments for Stock Splits, Stock Dividends, etc.; Change in Control. Awards shall be subject to adjustment, substitution, or cancellation as determined by the Committee in its sole discretion, as is fully set forth in Section 13 of the Plan.

12. Miscellaneous.

(a) Notices. Any notice, consent, request or other communication made or given in accordance with this Agreement shall be in writing and shall be deemed to have been duly given when actually received or, if mailed, three days after mailing by registered or certified mail, return receipt requested, or one business day after mailing by a nationally recognized express mail delivery service with instructions for next-day delivery, to those persons listed below at their following respective addresses or at such other address or person’s attention as each may specify by notice to the others:

To Parent:

Warner Music Group Corp.

75 Rockefeller Plaza

New York, New York 10019

Attention: General Counsel

To the Executive:

The most recent address for the Executive in the records of Parent or the Company. The Executive hereby agrees to promptly provide Parent and the Company with written notice of any change in the Executive’s address for so long as this Agreement remains in effect.

(b) Bound by Plan and Stockholders Agreement. By signing this Agreement, the Executive acknowledges that he has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan. Additionally, the Executive acknowledges that any shares of Common Stock acquired upon exercise of the Option shall be subject to the terms of the Amended and Restated Stockholders Agreement, dated as of May 10, 2005, by and among Parent, WMG Holdings Corp., the Company, Executive and certain other stockholders of Parent (the “Stockholders Agreement”).

(c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(d) No Rights to Employment. Nothing contained in this Agreement shall be construed as giving the Executive any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Executive at any time for any reason whatsoever.

(e) Beneficiary. The Executive may file with Parent a written designation of a beneficiary on such form as may be prescribed by Parent and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Executive, the executor or administrator of the Executive’s estate shall be deemed to be the Executive’s beneficiary.

(f) Successors. The terms of this Agreement shall be binding upon and inure to the benefit of Parent and its successors and assigns, and of the Executive and the beneficiaries, executors, administrators, heirs and successors of the Executive.

(g) Entire Agreement. This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.

(h) GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE. ANY ACTION TO ENFORCE THIS AGREEMENT MUST BE BROUGHT IN A COURT SITUATED IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, COURTS SITUATED IN NEW YORK COUNTY, NEW YORK. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.

(i) JURY TRIAL WAIVER. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT IS LITIGATED OR HEARD IN ANY COURT.

(j) Interpretations. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement. The term “Company” as used herein with reference to the employment of the Executive or the termination thereof shall refer to the Company, Parent and each of their direct and indirect subsidiaries.

(k) Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The parties hereto confirm that any facsimile copy of another party’s executed counterpart of this Agreement (or its signature page thereof) will be deemed to be an executed original thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

WARNER MUSIC GROUP CORP.

By:
Title:

EXECUTIVE

Name:

NOTICE OF OPTION EXERCISE

To exercise your option to purchase shares of Warner Music Group Corp. (“Parent”) common stock (“Shares”), please fill out this form and return it to the Corporate Secretary of Parent, together with a certified check in the amount of the exercise price due, which is the product of the number of Shares with respect to which you are exercising the Option and the per share exercise price per share in your Stock Option Agreement. At its option, Parent may provide for the exercise price to be paid in a different manner. You are not required to exercise your option with respect to all Shares thereunder. You also must include a certified check in the amount of any required payroll taxes and income tax withholding due in connection with your exercise, unless Parent specifically provides for such obligation to be satisfied in a different manner (such as the “cashless exercise” method set forth below).

I hereby exercise my right to purchase                      Shares under the option granted to me pursuant to the Stock Option Agreement between myself and Parent, dated as of                     . My option is vested and exercisable as to the Shares being purchased hereunder.

Please note below the form of payment elected:

Cashless Exercise:

☐ I elect to pay both the exercise price and required payroll taxes and income tax withholding through a “cashless exercise”. Under this method, Merrill Lynch will sell some or all of the Shares immediately, with part of the proceeds being used to pay the exercise price, taxes and brokerage fees. The remaining proceeds (net of the exercise price, any withholding and brokerage commissions or other fees) will be paid to the option holder.

Exercise with Cash Payment:

☐ I have enclosed either one or more certified checks covering both the exercise price of $                     and the required payroll taxes and income tax withholding of $                    . (Please contact [Parent] to determine the amount of any required payroll taxes and income tax withholding.)

If electing the cashless exercise form of payment above, this represents a sale of Shares. You will need to obtain any necessary pre-clearance required by Parent’s Insider Trading Policy prior to completing any such exercise. Additionally, any sale of Shares must comply with and will be subject to the terms of the Stockholders Agreement.

I hereby represent that, to the best of my knowledge and belief, I am legally entitled to exercise this option.

Signature:
Printed Name:
Social Security Number:
Date:

Exhibit C

SEPARATION AGREEMENT AND RELEASE

SEPARATION AGREEMENT (“Separation Agreement”) made and entered into on                 , 200_ between (name) (“you”) and (company) (“Company”).

In consideration of the mutual covenants, conditions and obligations contained in this Separation Agreement, you and Company agree as follows:

1. Your employment with Company shall end effective (date). As of that date, you shall have no further responsibilities as an employee of Company and as of such date the employment agreement (the “Employment Agreement”) between you and Company dated (date), [as amended], shall be terminated with no liability of either party to the other thereunder whatsoever, except as specifically set out in this Separation Agreement.

2. (a) Subject to your compliance with the terms of this Separation Agreement, Company shall during the period from the date hereof to                      (the “Payment Period”) pay you                              [DESCRIBE IN REASONABLE DETAIL THE PAYMENTS REQUIRED PURSUANT TO SECTION 5(c) AND THE TIMING OF THE PAYMENT OF SUCH AMOUNTS IN ACCORDANCE WITH SECTION 11 OF THE EMPLOYMENT AGREEMENT] (less required withholding). All payments to you hereunder shall be payable in accordance with the regular payroll practices of the Company. You shall have no duty to mitigate Company’s damages by seeking other employment, and Company shall have no right to reduce the amounts payable to you under this Separation Agreement in the event that you obtain other earnings.

(b) You and your spouse and dependents, as applicable, shall continue to participate in the Company’s group health and life insurance plans (or be provided comparable medical and life insurance coverage), at Company expense, until the earlier of the first anniversary of your termination of employment or the date you become eligible for coverage under the group health or life insurance plan, as applicable, of another employer.

(c) The Company shall pay you any accrued and unused vacation time through                  , 200     (to the extent not paid prior to the date hereof).

3. In accordance with the terms and conditions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), you shall have the right, at your expense, to elect to continue medical insurance coverage under the group insurance plan maintained by Company for a period of eighteen months beginning on the day following the first anniversary of the termination of your employment. Further information regarding COBRA’s coverage, including enrollment forms and premium quotations, will be sent to you separately.

C-1

4.(a) In consideration of, and exchange for, the payment and other benefits to be received by you under this Separation Agreement, you hereby waive, release and forever discharge Company and its successors, their directors, officers, agents, representatives and employees, and the parents, subsidiaries and affiliates, and the directors, officers, agents and employees thereof (the “Company Group”) from all claims, causes of action, lawsuits and demands, attorney’s fees, expenses or other compensation (“Claims”) which in any way relate to or arise out of the Employment Agreement or your employment with Company or the termination of your employment, which you may now or hereafter have under any common law, federal, state or local law, regulation or order, including without limitation, (i) any Claim under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, as well as all liability for any acts that may have violated your rights under any contract or local fair employment practices law, any employee relations statute, executive law or ordinance, any unemployment or workers compensation law or any other duty or obligation of any kind or nature; (ii) all Claims relating to or arising out of any alleged tortious act, including but not limited to, wrongful termination, intentional infliction of emotional distress and defamation; (iii) all Claims which may be alleged against or imputed to Company by you or by anyone acting on your behalf; and (iv) all Claims for wages, (including, but not limited to, all Claims in connection with any long-term incentive compensation plan of Company), monetary and equitable relief, employment or reemployment with Company in any position.

(b) The Company, on behalf of itself and the Company Group, in exchange for the consideration embodied in this Separation Agreement, waives, releases, and forever discharges you from all Claims which the Company Group may now or hereafter have against you which in any way relate to or arise out of the Employment Agreement or your employment with Company or the termination of your employment, which you may now or hereafter have under any common law, federal, state or local law, regulation or order.

5. Neither you nor Company shall file or cause to be filed any action, suit, claim, charge or proceeding with any federal, state or local court or agency relating to any Claims within the scope of paragraph 4.

6. You and Company each acknowledge that nothing in this Separation Agreement constitutes (or shall be deemed) an admission of liability or wrongdoing by either you or the Company.

7. Notwithstanding the termination of the Employment Agreement and the mutual releases set out in this Separation Agreement (A) the rights and obligations of the parties set out in Sections 6 and 7 of the Employment Agreement shall survive the termination of the Employment Agreement and shall continue in full force and effect for the periods specified in the Employment Agreement and (B) the rights and obligations of the parties set out in this Separation Agreement and all stock option agreements and restricted stock award agreements between you and Company or any affiliate thereof entered into prior to the date hereof shall remain in full force and effect, subject to the terms of such agreements.

C-2

8. You acknowledge that you have read this Separation Agreement and that you have executed and delivered this Separation Agreement freely and voluntarily, with full knowledge of all material facts.

9.(a) You acknowledge that you have been advised to seek independent advice and counsel in connection with this Separation Agreement and have retained counsel for such purpose, and that you have been afforded the time and opportunity necessary to seek such advice and counsel to the full extent you may have desired; and that you have been afforded at least 21 days in which to consider this Separation Agreement. You understand your obligations and rights under this Separation Agreement and with such knowledge have entered into and executed this Separation Agreement freely and voluntarily.

(b) You understand that you may revoke this Separation Agreement within seven days of its execution, by notifying Company in writing of your desire to revoke the Separation Agreement, whereupon this Separation Agreement shall be rendered null and void. The provisions of this Separation Agreement including any payment due to you shall not be binding upon Company until eight days after the execution of this Separation Agreement by you.

10. This Separation Agreement constitutes the final and complete agreement between you and Company with respect to the subject matter hereof. This Separation Agreement supersedes any and all prior agreements between you and Company, including, but not limited to, the Employment Agreement. No modification or waiver of the terms of this Separation Agreement shall be valid unless in writing and signed by Company and you. This Separation Agreement shall not be binding upon either you or the Company until it is signed by both parties hereto.

11. This Separation Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed entirely therein. The parties hereto agree that exclusive jurisdiction of any dispute regarding this Agreement shall be the state or federal courts located in New York, New York.

IN WITNESS WHEREOF, the undersigned have acknowledged and executed this Separation Agreement as of the date first set forth above.

SAMPLE

Edgar Bronfman, Jr.

WMG ACQUISITION CORP.

SAMPLE

By:

C-3